EXHIBIT 21       Subsidiaries



                              SoftNet Systems, Inc.
                     List of Subsidiaries of the Registrant
                               September 30, 1997



                        MediaCity World, Inc. (Deleware)

                       Communicate Direct, Inc. (Illinois)

                      Kansas Communications, Inc. (Kansas)

                 Micrographic Technology Corporation (Delaware)